Exhibit 99.1

News Release

Media Contact:	NewPage Corporation
Amber Garwood	8540 Gander Creek Drive
937-242-9093	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE PRESIDENT AND CEO RICK WILLETT RESIGNS

Former CEO and Current Executive Chairman Mark Suwyn

To Step In Until Replacement is Named

Miamisburg, Ohio. January 19, 2010 – NewPage Corporation today announced that Richard D. Willett, Jr., President and Chief Executive Officer, has resigned from NewPage effective January 18, 2010, and will remain with the company as a consultant through March 31, 2010. Mark A. Suwyn, former Chief Executive Officer and currently Executive Chairman, has been elected to serve as Chief Executive Officer until a new Chief Executive Officer is named.

“After considerable personal reflection on my longer term career interests, I have made the difficult decision to leave NewPage to pursue opportunities in other industries,” stated Willett. “A smooth transition is important to me, and I have agreed to assist Mark Suwyn and the NewPage management team as needed as a consultant to the company, and then further through a two year consulting arrangement with Cerberus Operations.”

“While there is never a perfect time for a transition, Rick and I, along with the Board of Directors, have mutually agreed on this timing and feel that NewPage is well positioned for the future now that the acquisition of Stora Enso North America has been successfully integrated,” stated Suwyn. “Rick has made enormous contributions to NewPage over the past four years and we all wish him well in the future.”

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

For additional information, please visit the company’s Web site at www.NewPageCorp.com.

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